                                STOCK AND ASSET

                               PURCHASE AGREEMENT

                         DATED AS OF SEPTEMBER 12, 1994

                                    BETWEEN

                          TRANSTECHNOLOGY CORPORATION

                                      AND

                              VINCENT A. STABILE,
                          INDIVIDUALLY AND AS TRUSTEE,
                        UNDER TRUST DATED JULY 1, 1985,
                             ANTOINETTE D. STABILE,
                          INDIVIDUALLY AND AS TRUSTEE,
                        UNDER TRUST DATED JULY 1, 1985,
                              MADELINE C. STABILE,
                          INDIVIDUALLY AND AS TRUSTEE,
                        UNDER TRUST DATED JULY 1, 1985,

                                      AND

                             INDUSTRIAL ADVERTISING

                                                          TABLE OF CONTENTS
1.       Sale and Purchase of Stock and Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         -------------------------------------
         1.1   Sale and Purchase of Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
               --------------------------
         1.2   Sale and Purchase of Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
               ---------------------------

2.       Purchase Price and Payment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         ---------------------------
         2.1   Purchase Price.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
               --------------
         2.2   Payment of Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
               -------------------------
         2.3   Allocation, Section 338(h)(10) Election. . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
               ----------------------------------------

3.       The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         -----------
         3.1   Time and Place of Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
               --------------------------
         3.2   Deliveries at Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
               ----------------------
         3.3   Further Assurances.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
               -------------------
         3.4   Sales and Transfer Taxes and Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
               ----------------------------------


4.       Representations and Warranties of Shareholders as to IRR and
         ------------------------------------------------------------
Retainers (collectively the "Companies") and Advertising. . . . . . . . . . . . . . . . . . . . . . . . . . .   7
- - - --------------------------------------------------------
         4.1   Due Organization; Good Standing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
               --------------------------------
         4.2   Capitalization of IRR. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
               ----------------------
         4.3   Capitalization of Retainers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
               ---------------------------
         4.4   Governmental Approval. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
               ----------------------
         4.5   Articles of Incorporation; By-Laws; Minute Books.  . . . . . . . . . . . . . . . . . . . . . .   9
               -------------------------------------------------
         4.6   Companies' Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
               --------------------------------
         4.7   Title to Assets; Liens and Encumbrances. . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
               ----------------------------------------

         4.8   List of Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
               ---------------
         4.9   Compliance With Law; Suits and Proceedings.  . . . . . . . . . . . . . . . . . . . . . . . . .  14
               -------------------------------------------
         4.10  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
               ----------
         4.11  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
               ------
         4.12  Accounts Receivable; Inventory; Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . .  17
               -----------------------------------------
         4.13  Real Property; Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
               ----------------------
         4.14  Patents, Trademarks, Copyrights, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
               -------------------------------------
         4.15  Employee Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
               --------------------
         4.16  Material Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
               -------------------
         4.17  Customers and Distributors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
               ---------------------------
         4.18  Further Representations and Warranties as to Advertising   . . . . . . . . . . . . . . . . . .  28
               ---------------------------------------------------------
         4.19  Subsidiaries and Investments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
               -----------------------------

         4.20  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
               ---------------------
         4.21  Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
               -------------
         4.22  No Adverse Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
               ------------------------
         4.23  No Material Omissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
               ----------------------

5.       Individual Representations and Warranties of Shareholders. . . . . . . . . . . . . . . . . . . . . .  37
         ----------------------------------------------------------
         5.1   Title to Capital Stock.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
               -----------------------
         5.2   Capacity of Shareholders.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
               -------------------------
         5.3   No Violations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
               --------------

6.       Representations and Warranties of Purchaser. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         --------------------------------------------
         6.1   Due Incorporation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
               ------------------

         6.2   Corporate Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
               ------------------------
         6.3   No Breach. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
               ---------
         6.4   Completeness of Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
               ---------------------------

7.       Pre-Closing Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         ----------------------
         7.1   Access to Records; Investigation by Purchaser. . . . . . . . . . . . . . . . . . . . . . . . .  40
               ---------------------------------------------
         7.2   No Inaccuracies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
               ----------------
         7.3   Best Efforts; Special Dividend.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
               -------------------------------
         7.4   Preservation of Good Will. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
               --------------------------
         7.5   Consent to Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
               ----------------------
         7.6   Liens, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
               -----------
         7.7   Amendments or Termination of Contracts.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
               ---------------------------------------
         7.8   Maintenance of Equipment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
               -------------------------
         7.9   Covenants for Compliance with Laws.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
               -----------------------------------
         7.9A  Compliance With ISRA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
               --------------------
         7.10  Termination of Benefit Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
               ----------------------------
         7.11  Assignment of Plan Responsibilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
               ------------------------------------

8.       Risk of Loss.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         -------------

9.       Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         ----------------

10.      Broker.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         -------

11.      Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         ----------------
         11.1  General Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
               ------------------------
         11.2  Environmental Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
               ------------------------------

         11.3  Procedures   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
               -----------

12.      Survival of Representations and Warranties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         -------------------------------------------

13.      Conditions Precedent To and Requirements At Closing. . . . . . . . . . . . . . . . . . . . . . . . .  53
         ----------------------------------------------------
         13.1  Conditions Precedent to Purchaser's Obligation.  . . . . . . . . . . . . . . . . . . . . . . .  53
               -----------------------------------------------
         13.2  Conditions Precedent to Sellers' Obligations . . . . . . . . . . . . . . . . . . . . . . . . .  56
               --------------------------------------------

14.      Restrictive Covenant.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         ---------------------
         14.1  Restraints   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
               -----------
         14.2  Reasonableness of Restraints   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
               -----------------------------

15.      Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         ------------
         15.1  Manner of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
               ----------------------
         15.2  Election to Terminate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
               ----------------------
         15.3  No Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
               ------------

16.      Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         ----------
         16.1  Option to Assign   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
               ----------------
         16.2  No Release.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
               -----------

17.      Post-Closing Commitments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         -------------------------

18.      Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         --------------
         18.1  Entire Understanding   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
               ---------------------
         18.2  Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
               ------------------
         18.3  Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
               ----------

         18.4  Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
               -----------------
         18.5  Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
               ----------
         18.6  Binding Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
               ---------------
         18.7  Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
               -------
         18.8  Execution of Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
               -----------------------
         18.9  Paragraph Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
               -------------------
         18.10  Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
                --------------
         18.11  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
                --------

19.  Definitions of Certain Terms.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
     -----------------------------

                         LIST OF EXHIBITS AND SCHEDULES

Exhibits                  Description
- - - --------                  -----------
A                         Opinion of Counsel for Sellers
B                         Consulting Agreement with Vincent A. Stabile
C                         Assignment and Assumption Agreement

Schedule                  Title
- - - --------                  -----
1.1                       Stock Ownership and Encumbrances
1.2B                      Acquired Assets of Industrial Advertising
4.1                       Permits, Restrictions, Licenses and Authorizations
4.2                       Outstanding Warrants, Options, Rights etc. as to IRR
4.3                       Outstanding Warrants, Options, Rights etc. as to Retainers
4.4                       Governmental Approvals
4.6A                      Financial Statements of IRR and Retainers
4.6A.2                    Exceptions to Financial Statements
4.6B                      Material Changes
4.6C                      Actions Not in Ordinary Course
4.6D                      Debts, Obligations, Liabilities
4.7                       Liens on Assets or IRR or Retainers
4.8                       Assets of IRR and Retainers
4.9                       Pending Suits and Actions
4.10                      Insurance Coverage
4.11                      Unpaid Taxes
4.12A                     Accounts Receivable
4.12B                     Inventory
4.13                      Real Property Ownership and Leases
4.14A                     Patents, Copyrights, Etc.

4.14B                     Patents, Copyrights, Etc. Not Owned by Seller
4.15A                     Employee Agreements
4.15B                     List of Employees
4.16A                     Material Contracts
4.17A                     Customers and Distributors
4.17B                     Open Orders
4.19                      Subsidiaries and Investments
4.20(b)                   Enforcement Notice
4.20(d)                   Compliance with all Environmental Laws
4.20(e)                   Release of a Hazardous Substance
4.20(f)                   Asbestos, PCBs etc.
4.20(g)                   Permits, Licenses, Etc.
4.21                      Bank Accounts
4.22B                     No Adverse Consequences

                       STOCK AND ASSET PURCHASE AGREEMENT

         AGREEMENT dated as of the 12th day of September, 1994, between TransTechnology Corporation, a Delaware corporation, ("Purchaser") and Vincent
A. Stabile, individually and as Trustee, under Trust dated July 1, 1985, Antoinette D. Stabile, individually and as Trustee, under Trust dated July 1, 1985, Madeline C. Stabile, individually and as Trustee, under Trust dated July 1, 1985, (collectively the "Shareholders"), and Industrial Advertising, a New Jersey general partnership ("Advertising") (the Shareholders and Advertising are sometimes hereinafter referred to as the "Sellers").

                                   RECITALS:

         A. Shareholders own all of the issued and outstanding Stock (as defined below) of Industrial Retaining Ring Company, a New Jersey corporation, ("IRR") and of Retainers, Inc., a New Jersey corporation, ("Retainers") in the amounts set forth on Schedule 1.1 hereto. The term "Stock" as used in this Agreement means the issued and outstanding capital stock of IRR, Retainers or both as required by the context in which the term appears.

         B. Vincent A. Stabile and Madeline C. Stabile together constitute all the partners of Advertising.

         C. Shareholders desire to sell and Purchaser desires to purchase from Shareholders all of the Stock in each of IRR and Retainers, and Advertising desires to sell and Purchaser desires to purchase substantially all the assets of Advertising ("Acquired Assets"), all in the manner and subject to the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

1.       Sale and Purchase of Stock and Assets.

                 1.1 Sale and Purchase of Stock. Each of the Shareholders hereby agrees to sell, convey, transfer, assign and deliver to Purchaser at the Closing the number of shares of Stock set opposite such Shareholder's name on
Schedule 1.1 hereto, and Purchaser agrees to buy and accept as hereinafter provided, all (but not less than all) of the Stock owned by the Sellers as set out on Schedule 1.1.

                 1.2 Sale and Purchase of Assets. (a) Advertising agrees to sell, convey, transfer, assign and deliver to Purchaser and Purchaser agrees to buy and accept as hereinafter provided all of the Acquired Assets.

                          (b)  The Acquired Assets include all of the property,
personal, tangible and intangible, contracts and rights therein, set out in
Schedule 1.2B.  Any asset of Advertising not set out in

Schedule 1.2B is not included in the purchase contemplated by this Agreement.

                          (c)  No "Obligations," as hereinafter defined, of
Advertising existing on or before the Closing Date or arising as a result of any action or failure to act of Advertising on or before the Closing Date is or will be assumed by Purchaser, except such Obligations directly arising from contracts identified in Schedule 1.2B. "Obligations" means all liabilities and obligations of Advertising, whether or not reflected on the books and records of Advertising, and all obligations of Advertising existing with respect to any statute, regulation or other exercise of governmental authority or under any and all contracts, leases, debts, notes, negotiable instruments and written or oral commitments of Advertising maintained by Retainers.

2.       Purchase Price and Payment.

         2.1 Purchase Price. The aggregate purchase price to be paid by Purchaser to the Shareholders for the Stock and to Advertising for the Acquired Assets shall be the sum of (a) Fourteen Million Seven Hundred and Fifty Thousand ($14,750,000.00) Dollars, and (b) an amount equal to the cash surrender value on the Closing Date, less an amount equal to any charges which would be imposed by the insurer upon cashing in the policies, of any life insurance policies maintained by Retainers (the "Life Insurance Policies") on the lives of the Shareholders (the "Purchase Price"). Shareholders acknowledge as to each of them receipt of value for any interest they have or may have in the Life Insurance Policies or the benefits thereof and in consideration thereof hereby waive, release and renounce any claim they or any executor or administrator may have in any of the Life Insurance Policies or the benefits thereof.

         2.2 Payment of Purchase Price. The Purchase Price shall be paid on the Closing Date to the Sellers by wire transfer to an account or accounts, and in allocations amongst accounts, designated in writing by Sellers.

         2.3     Allocation, Section 338(h)(10) Election.    The Purchase Price
shall be allocated as set out in an allocation schedule to be provided to Seller by Purchaser within sixty (60) days of the Closing. Sellers and Purchaser agree to file all returns and reports in respect of the transactions herein contemplated, including but not limited to, all Federal and state tax returns, in a manner consistent with such allocation. With respect to the preceding, Sellers agree that Purchaser may exercise the election available under section 338(h)(10) of the Code (the "Section 338 Election"), in accordance with the applicable Treasury regulations. In the event Purchaser makes the Section 338 Election, Purchaser agrees (a) to assume full responsibility for any additional Federal or state corporate taxes payable by IRR or Retainers as a result of such election, regardless of the tax period in which such corporate taxes are deemed payable, and (b) to pay Shareholders, as additional consideration for the Stock, the Shareholders' "Increased Tax Liability," which term shall mean the full amount by which the Shareholders' Federal and state tax liability relating to the sale of the Stock pursuant to Purchaser's Section 338 Election exceeds the Shareholders' Federal and state tax liability that would have resulted from the sale of the Stock in the event no such election were made by Purchaser, increased by Federal and state taxes arising from the reimbursement of the Increased Tax Liability to the Shareholders on a grossed-up basis. The additional consideration due from Purchaser by reason of the Section 338 Election shall be due ten (10) days after receipt by Purchaser from Shareholders' tax preparer of a written statement of the additional sum due, which statement shall be binding on Purchaser in the absence of manifest error. It is understood and agreed that the Purchaser shall indemnify and reimburse the Shareholders for the full amount of the Increased Tax Liability. The Purchaser's obligation to indemnify the Shareholders pursuant to this paragraph shall not expire until expiration of the applicable statute of limitations under Federal and state tax laws for the tax year of the Shareholders in which the Increased Tax Liability is incurred.

3.       The Closing

         3.1 Time and Place of Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place at 9:00 a.m. local time on September 12, 1994 or any other mutually agreed on date, at the offices of TransTechnology

Corporation, 700 Liberty Avenue, Union, New Jersey 07083. The time and date of the Closing is referred to in this Agreement as the "Closing Date". For accounting purposes only the date of the Closing will be treated as August 31, 1994.

         3.2 Deliveries at Closing. (a) At the Closing each Shareholder shall deliver to Purchaser a certificate or certificates representing the Stock being sold by such Shareholder duly endorsed for transfer, or accompanied by appropriate assignments for transfer of stock duly executed, in favor of Purchaser, and Sellers shall cause to be delivered those items required by Paragraph 13.1 hereof.

                          (b)  At the Closing, Purchaser shall deliver to
Sellers the items required by Paragraph 13.2 hereof.

         3.3 Further Assurances. Sellers agree that they shall, at any time and from time to time after the Closing, upon request of Purchaser, do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may in Purchaser's reasonable opinion be necessary or advisable to confirm Purchaser's title to or interest in, or to enable it to deal with and dispose of, the Stock, any of the business, assets and properties of each and both of IRR and Retainers and the Acquired Assets of Advertising.

         3.4 Sales and Transfer Taxes and Fees. All applicable sales, use and similar taxes and fees that may be due or payable as a result of the conveyance, assignment, transfer or delivery of the Stock and Acquired Assets to Purchaser shall be borne by Sellers.

4. Representations and Warranties of Shareholders as to IRR and Retainers (collectively the "Companies") and Advertising. For purposes of this Article 4, the term "Shareholders" shall include only Vincent A. Stabile and not Antoinette D. Stabile or Madeline C. Stabile, each of whom only make such representations and warranties in this Article 4 as are specifically provided. Shareholders hereby represent, warrant and agree that:

         4.1 Due Organization; Good Standing. Each of IRR and Retainers is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey; is duly qualified and in good standing in all jurisdictions in which its ownership of property and conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business or properties of the Companies taken as a whole; and has full corporate power to carry on its business as now conducted and to own and operate the properties and assets now owned by it. Each of IRR and Retainers has the corporate power and authority and possesses all governmental permits, licenses and other authorizations necessary to own its assets and to carry on its business and operations as now conducted. Except as set forth on Schedule 4.1 hereof, all such permits, licenses and authorizations will remain in effect following the sale of the Stock without the consent, approval or act of any other party.

         4.2 Capitalization of IRR. The authorized capital stock of IRR, the number of issued and outstanding shares of such stock and the owners thereof are set out on Schedule 1.1 annexed hereto and made a part hereof. No shares of capital stock of IRR are reserved for issuance. All outstanding Stock is duly authorized, validly issued, fully paid and non-assessable. All transfer taxes, if any, with respect to transfers of securities of IRR made prior to the date hereof have been paid. Except as set forth in Schedule 1.1, no Person has any interest, direct or indirect, in any or all of such shares. Except as shown on Schedule 4.2, there are no outstanding warrants, options or rights (preemptive or otherwise) to purchase or otherwise acquire (whether from Shareholders, IRR or any third party) any shares of capital stock of IRR or any securities convertible into or exchangeable for shares of such capital stock. None of the shares of capital stock of IRR has been issued in violation of the Securities Act of 1933, as amended, or any other federal or state securities law.

         4.3 Capitalization of Retainers. The authorized capital stock of Retainers, the number of issued and outstanding shares of such stock and the owners thereof are set out on Schedule 1.1 annexed hereto and made a part hereof. No shares of capital stock of Retainers are reserved for issuance. All outstanding Stock is duly authorized, validly issued, fully paid and non-assessable. All transfer taxes, if any, with respect to transfers of securities of Retainers made prior to the date hereof have been paid. Except as set forth in Schedule 1.1, no Person has any interest, direct or indirect, in any or all of such shares. Except as shown on
Schedule 4.3, there are no outstanding warrants, options or rights (preemptive or otherwise) to purchase or otherwise acquire (whether from Shareholders, Retainers or any third party) any shares of capital stock of Retainers or any securities convertible into or exchangeable for shares of such capital stock. None of the shares of capital of Retainers has been issued in violation of the Securities Act of 1933, as amended, or any other federal or state securities law.

         4.4 Governmental Approval. Except as described in Schedule 4.4 hereto, neither the consummation of the transactions contemplated herein by Sellers, nor compliance with and performance of the terms and provisions hereof by Sellers, requires any governmental permit, authorization or approval.

         4.5     Articles of Incorporation; By-Laws; Minute Books.
Shareholders have previously delivered to Purchaser true and complete copies of the articles of incorporation and by-laws of each of IRR and Retainers, all as amended to and including the date hereof, along with any and all agreements with directors and/or shareholders of the Companies. The minute books, stock books and stock transfer records of the Companies, true and complete copies of which have been made available to Purchaser, contain true and complete minutes and records of all issuances and transfers of shares of capital stock of the respective Companies and of all existing minutes and records of all meetings, proceedings and other actions of the shareholders, board of directors and/or committees of the board of directors of each of IRR and Retainers from the date of incorporation to the date hereof. Nothing that was contained in any such minutes and records which have been destroyed or lost will have a material adverse effect on the transactions contemplated by this Agreement or the operations, profits or businesses of the Companies after the date hereof.

         4.6 Companies' Financial Statements. (a) Shareholders have furnished Purchaser with the financial statements of (i) IRR as at fiscal year end for 1986, 1987, 1988, 1989, 1990, 1991, 1992, and 1993 (the "IRR Year-end
Financials") and as of the end of the six-month period ending June 30, 1994 (the "IRR Stub Period Financials"), and (ii) Retainers as at fiscal year end for 1986, 1987, 1988, 1989, 1990, 1991, 1992 and 1993 (the "Retainers Year-end
Financials"). The IRR Year-End Financials and the IRR Stub Period Financials and Retainers Year-End Financials are sometimes hereafter referred to collectively as the "Financial Statements". The Financial Statements are attached hereto as Schedule 4.6A.

Except as shown on Schedule 4.6A.2, the Financial Statements are in accordance with the books and records of the respective Companies for which they were prepared and fairly present the financial position and the results of operations of said respective Companies, as, at and for the periods indicated (subject, with respect to the IRR Stub Financials to year-end adjustments consistent with past practices), in each case in conformity with generally accepted accounting principles consistently applied.

                 (b) Except as set forth on Schedule 4.6B hereof, since June 30, 1994, there has been: (i) no material adverse change in the assets, liabilities or business or in the condition, financial or otherwise, of the Companies taken as a whole, and to Shareholders' knowledge no fact or condition exists or is threatened which may reasonably be expected to cause such a change in the future; and (ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking of assets materially and adversely affecting the properties, assets and businesses of the Companies taken as a whole.

                 (c) Except as set forth in Schedule 4.6C hereto, since June 30, 1994, neither IRR nor Retainers has: (i) made, or agreed to make, any payment of dividends or distributions to stockholders in violation of section 14A:7-14.1 of the New Jersey Business Corporation Act, or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (ii) mortgaged, pledged or encumbered any assets (except for liens for current taxes not yet due); (iii) except in the ordinary course of business, sold or transferred or agreed to sell or transfer any assets or rights; (iv) cancelled or agreed to cancel any material debts or claims, waived or agreed to waive any rights of material value, or allowed to lapse or failed to keep in force any franchise, permit or other right; (v) except in the ordinary course of business made or permitted any amendment or termination of any material contract, agreement or license;
(vi) undertaken or committed to capital expenditures exceeding $20,000 in the aggregate; (vii) increased the rate of compensation payable to any employee paid at an annual rate of more than $35,000, or instituted, or made any increase in, any profit sharing, bonus, deferred compensation, insurance, pension, retirement or employee benefit plan, or made any accrual or arrangement for a payment of any bonus or special compensation of any kind or any severance or termination pay to any present or former officer or employee paid at an annual rate of more than $20,000; (viii) made any loan or advance to an officer or employee; or (ix) entered into or become committed to enter into any other transaction material to the Companies taken as a whole except in the ordinary course of business.

                 (d) As of June 30, 1994, each of IRR and Retainers had no debts, obligations (including but not limited to obligations as a guarantor) or liabilities of any nature, whether absolute, accrued, contingent or otherwise, except as shown (and in the amounts shown) on the balance sheet which is part of respectively the IRR Stub Period Financials and the 1993 Retainers Year-end Financials, or shown (and in the amounts shown) on Schedule 4.6D or any other Schedule attached or incurred in the ordinary course of business and consistent with past practices. Except as shown on Schedule 4.6D, from June 30, 1994, to the date hereof, the Companies have not incurred or become subject to any debts, obligations (including but not limited to obligations as a guarantor) or liabilities of any nature, whether absolute, accrued, contingent or otherwise, other than debts, obligations and liabilities incurred in the ordinary course of business consistent with past practices, none of which are inconsistent with the representations and warranties of Sellers or other provisions of this Agreement or which have or may be expected to have any material adverse affect on the business, properties, liabilities, operations or financial condition of the Companies taken as a whole.

         4.7 Title to Assets; Liens and Encumbrances. Each of the Companies is the owner of, and has good and marketable title to (a) all of the assets reflected on their respective 1993 Year-end Financials in the amounts and categories set forth therein and (b) all of the assets acquired by the Companies since the date of their respective 1993 Year-end Financials, in each case free and clear of all security interests, liens, claims, restrictions, equities and encumbrances whatsoever, except for (i) those assets sold or otherwise disposed of in the ordinary course of business since the date of such 1993 Year-end Financials and (ii) the security interests, liens, claims, restrictions, equities and encumbrances, if any, disclosed in such 1993 Year-end Financials or referred to in Schedule 4.7 hereto, or which are not material in any one case or in the aggregate. Each of the Companies owns all of the assets of its respective business, except for those assets leased by either of the Companies pursuant to leases specifically referred to in Schedule
4.8 hereto.

         4.8 List of Assets. Annexed hereto as Schedule 4.8 is a true and correct list, to the best of the Shareholders' knowledge, as of the date hereof of all the material equipment, machinery, fixtures, and leasehold improvements of the Companies. The material tangible business property owned or leased by the Companies and used in their respective businesses at the date hereof is in good operating condition and repair, excluding ordinary wear and tear, except as set out in Schedule 4.8 hereto. No properties or assets owned or leased by the Companies and set out in Schedule 4.8 are subject to any judicial order, ordinance or zoning restriction which materially adversely affects the use of such properties in the respective businesses of the Companies. The value of any leasehold improvement, machinery or equipment owned or leased by either of the Companies has not been written up above original cost less depreciated or amortized cost.

         4.9 Compliance With Law; Suits and Proceedings. Neither of the Companies is in violation of any law, regulation or order of any court or any federal, state, municipal or other governmental department, commission, bureau, agency, or instrumentality as it respects the business, properties, operations and affairs of the Companies where the failure to comply therewith would have a material adverse effect on the business and properties of the Companies taken as a whole. Except as set forth in Schedule 4.9 hereto, there are no actions, suits, proceedings, investigations or claims pending or, to the Shareholders' knowledge, threatened against either or both of the Companies with respect to the business, properties, operations, employment policies and practices or the application thereof, assets or affairs of the Companies, at law or in equity, before or by any federal, state, municipal or any other governmental court, department, commission, agency or instrumentality, domestic or foreign; nor to the actual knowledge of Shareholders, without independent investigation or consultation with legal counsel, is there any basis for any claim, suit, proceeding or investigation.

         4.10 Insurance. Schedule 4.10 hereto contains a complete list of all fire and casualty, liability, key-man insurance, workmen's compensation insurance, and other forms of insurance coverage that each of the Companies or Advertising currently has in force, showing policy limits, types of coverage, and annual premium. As to the insurance policies identified in Schedule 4.10 as being in full force and effect, none of the Sellers has received notice of, or has knowledge of, actual or proposed cancellation or reduction in coverage.

         4.11 Taxes. Except as set forth on Schedule 4.11 hereto, IRR, Retainers and Advertising have each filed all federal, state, county, and local tax returns which are required to be filed up to and including the date hereof and have each paid all taxes which have become due pursuant to such returns or otherwise, or pursuant to any assessment which has become payable, and no extension of the time for filing a federal, state, county or local tax return is presently in effect. All such returns and the returns to be filed by the Companies and Advertising with respect to any period ending on or before the Closing Date are or will be true and correct, and all returns required to be filed prior to the Closing Date will be timely filed or appropriately extended. The subchapter S election of IRR under the Internal Revenue Code of 1986 and its predecessor statutes is, and has been, in effect since the organization of IRR. To the extent that any tax liability or assessment with respect to either of the Companies has accrued but has not yet become payable as of June 30, 1994, or has been proposed for assessment or determined but remains unpaid as of June 30, 1994, the same has been reflected as a liability on the books and records and, in the case of IRR, on the IRR Stub Period Financials. No waiver or extension of the statute of limitations relating to the assessment of any state or federal income tax against any of the Companies or Advertising is presently in effect. No notice of an audit as to any income, sales or other taxes has been received by the Companies from the Internal Revenue Service or any state taxing authority nor is any audit by the Internal Revenue Service or any state taxing authority in progress. All payments for withholding taxes, unemployment insurance and other amounts required to be paid to any governmental authority in respect of the Companies' and Advertising's respective employees for any period ending on or before the last payroll date before the date of the Agreement have been made.

         4.12 Accounts Receivable; Inventory; Equipment. (a) Purchaser has previously been provided with a true, accurate and complete list of the accounts receivable of the Companies and Advertising as of June 30, 1994, which list is summarized in Schedule 4.12A. All such accounts receivable, and all accounts receivable generated since June 30, 1994, arose in the ordinary course of the respective businesses of the Companies and Advertising. All accounts receivable of the Companies and Advertising have arisen from bona fide transactions by the Companies and Advertising. None of such accounts receivable reflects a sale on consignment or other contingent basis, is subject to any defense, counterclaim or set-off or is in dispute.

                 (b) Since June 30, 1994, there has been no change in the quantity, quality or condition of the inventory of the Companies, except as incurred in the ordinary course of business consistent with past practice. All such inventory is in good condition or otherwise usable for its intended purpose, except to the extent of any identified inventory reserves. Except as shown on Schedule 4.12B hereto, such inventory does not include any obsolete items or items which are of less than standard quality, except to the extent of any identified inventory reserves.

         4.13 Real Property; Leases. Annexed hereto as Schedule 4.13 is a brief description of all real properties which are owned by or leased to IRR, Retainers and Advertising, including all plants and structures located thereon. Each of the Companies and Advertising own the fee simple title in and to the real properties shown on Schedule 4.13 as being owned by them and have valid and enforceable leases not in default with respect to the real properties shown on Schedule 4.13 as being leased by them. No real property or improvement thereon has been or is utilized in the conduct of the business of any of the Companies and Advertising except for such real properties set out on Schedule
4.13. All said real properties are free and clear of all liens, mortgages, charges or encumbrances of any nature whatsoever except (a) those described in
Schedule 4.13, (b) the lien of current state and local property taxes not in default, and (c) such liens, encumbrances, easements, rights of way, building and use restrictions, exceptions, reservations, and limitations as do not in any material respect adversely (i) affect the value of the property subject thereto or (ii) interfere with or impair the present and continued use thereof in the usual and normal conduct of its business.

         4.14 Patents, Trademarks, Copyrights, Etc. (a) Schedule 4.14A contains a list or description of: (i) all United States and foreign patents, patent applications, copyright registrations and material copyrights, and all United States, state and foreign trade name, trademark and service-marks owned, assigned to, licensed to, or used by the Companies or Advertising showing in each case the product, device, process, service, business or publication covered thereby, the registered owner, expiration date and number, if any; (ii) a description of all material licenses or other agreements relating to any asset, property or right of the character described in the preceding clause to which any of the Companies or Advertising is a party showing in each case the parties thereto,; and (iii) a description of all material licenses or agreements pertaining to know-how, trade secrets, inventions, disclosures or uses of ideas to which any of the Companies or Advertising is a party showing in each case the parties thereto.

                 (b) Except as disclosed in Schedule 4.14B, each of the Companies and Advertising is the owner of all right, title and interest in and to, or has valid rights to use, all patents, trademarks, material service-marks, trade names, material copyrights, protected inventions, improvements, processes, trade secrets and know-how (collectively, the "Intellectual Property") used in conducting its respective business. None of the Companies or Advertising has knowledge of any proceedings, pending or threatened, challenging ownership by, or the right to use of, any of the Companies or Advertising of any Intellectual Property owned by them or in which they have rights to use, and the Shareholders have no knowledge of infringing use of any Intellectual Properties owned by or licensed to the Companies or Advertising by others. Shareholders have no knowledge of any facts which would invalidate any of the Intellectual Property owned by or licensed to the Companies or Advertising or the respective rights of the Companies or Advertising therein. The Companies and Sellers have had no notice of or knowledge of a claim against the Companies or Advertising that any of the Companies' or Advertising's operations, activities, products, equipment, machinery or processes infringes the patents, trademarks, service-marks, trade names, copyrights or other property rights of others or that it is unfairly competing with or illegally using the trade secrets or property rights of others.

         4.15 Employee Agreements. (a) Except as described in Schedule 4.15A, none of the Companies or Advertising is a party to or bound by any oral or written: (i) employee collective bargaining agreement, employment agreement (other than employment agreements under which the respective obligations of IRR, Retainers and Advertising thereunder are terminable by IRR, Retainer or Advertising, as the case may be, without premium or penalty on not more than thirty (30) days notice), consulting agreement, deferred compensation agreement, severance agreement or covenant not to compete; (ii) contract or agreement with any officer, director, stockholder or employee (other than employment agreements excluded from the scope of clause (i)) or agent; (iii) power of attorney; or (iv) employees' pension, profit sharing, stock option, bonus, incentive, stock purchase, welfare, life insurance, hospital or medical benefit plan or any other employee benefit agreement or plan; and since December 31, 1993, there have not been any discussions with any union, organization or group representing or seeking to represent any employees of the Companies or Advertising in connection with any aspect of the employment arrangement of such employees with the Companies or Advertising.

                 (b) Schedule 4.15B contains: (i) a list of all of the Companies' or Advertising's respective directors, officers and employees, showing job assignment or classification, and the current compensation arrangements with each, including fringe benefits provided by the Companies and Advertising; (ii) a list of all present or former directors, officers or supervisory employees of the Companies and Advertising who have terminated or indicated a desire or intention to terminate their relationship with the Companies or Advertising since December 31, 1993; (iii) a list of any increases, effective after December 31, 1993, in the rate of compensation of any directors, officers, supervisory employees, consultants or agents of the Companies or Advertising, unless the increased annual rate of compensation does not exceed $20,000 per such individual; and (v) a list of all substantial changes in job assignments of, or arrangements with, or promotions and appointments of, any directors, officers or employees of the Companies or Advertising whose compensation on an annual basis exceeds $20,000 since December 31, 1993.

                 (c) No "employee benefit plan", as defined in Section 3 of the Employee Retirement Income Security Act of 1974 ("ERISA"), maintained by IRR, as from time to time in effect (collectively, the "Benefit Plans", individually, a "Benefit Plan") nor any trusts created thereunder, nor any trustee or administrator thereof, has engaged in a "prohibited transaction", as defined in Section 4975 of the Internal Revenue Code of 1986, as amended, which could subject any Benefit Plan or any such trust, or any trustee or administrator thereof, or any party dealing with any Benefit Plan, or any such trust to the tax or penalty on prohibited transactions imposed by said Section 4975. Neither any of the Benefit Plans nor any such trusts have been terminated, nor has there been any "reportable event", as defined in Section 4043 of ERISA, or "accumulated funding deficiency", as defined in Section 302 of ERISA, or application for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code of 1986, as amended, or any predecessor statute, since the effective date of ERISA. All Internal Revenue Service Form 5500s were accurate at the time of filing, have been filed on a timely basis and, to Shareholders' knowledge, are not subject to any Internal Revenue Service or Department of Labor penalties. All Pension

Benefit Guaranty Corporation premium filings were accurate at the time of filing, have been filed on a timely basis and are not subject to any penalties or late payment interest charges of the Pension Benefit Guaranty Corporation. IRR has not incurred any liability to the Pension Benefit Guaranty Corporation, nor do Shareholders know of any state of facts which would result in the imposition of such liability on IRR.

                 (d) No Benefit Plan is a multiemployer plan within the meaning of section 3(37) of ERISA and IRR has not withdrawn or partially withdrawn from any multiemployer plan under circumstances giving rise to a withdrawal liability under ERISA.

                 (e) Neither Retainers nor Advertising now maintains, or at any time in the past has maintained, an employee benefit plan as defined in Section 3 of ERISA.

                 (f) Each Benefit Plan and any related trust substantially conforms to, and each Benefit Plan and the administrators and fiduciaries of each Benefit Plan are in substantial compliance with, all applicable laws and regulations, including but not limited to ERISA, the Age Discrimination in Employment Act, the Equal Pay Act and Title VII of the Civil Rights Act of 1964 and the Internal Revenue Code of 1986, as amended (the latter to the extent that the Benefit Plan is designed to obtain special Federal income tax treatment for the sponsor of, the trust maintained for, or the participants in such Benefit Plan), and each Benefit Plan has been administered substantially in accordance with its terms to the extent consistent with such laws. Shareholders are not aware of any fact or circumstance that would adversely affect the qualified status of any Benefit Plan.

                 (g) With respect to each "employee welfare plan" (as defined in Section 3(1) of ERISA), the Companies and Shareholders have met the continuing coverage requirements of Section 162(k) or 4980(b) of the Internal Revenue Code of 1986, as amended, for all periods during which these Sections applied to that plan.

                 (h) There are no scheduled or agreed upon future increases of benefit levels (or creation of new benefits) and no increases in (or creation of) benefits have been proposed, been made the subject of representations or similar communications to employees, or been requested or demanded by employees under circumstances which make it reasonable to expect that such increases will be granted.

                 (i) With respect to each Benefit Plan, full payment has been made of all amounts which IRR, or any other Person, is or has been required to have paid as contributions to such plan under the terms of each such plan.

                 (j) Each "Pension Plan" (within the meaning of Section 3(2) of ERISA) is, and will be as of the Closing, able to terminate under ERISA paragraph 4041(b) as a "Standard Termination", in accordance with the applicable rules of the Pension Benefit Guaranty Corporation in effect on such date.

                 (k) The Benefit Plans do not now, and will not be amended in the future by Sellers to provide for the single sum payment of benefits with a present value in excess of $3,500.

         4.16 Material Contracts. (a) Except as set forth in Schedule 4.16A, none of the Companies or Advertising is a party to, or bound by any oral or written contract, agreement, commitment, understanding or instrument (collectively, "Contracts": individually, a "Contract"): (i) for the lease of real property; (ii) for the lease of personal property which provides for annual rentals in excess of $1,000; (iii) for the purchase or sale of supplies, other materials or personal property (other than inventory purchased or sold in the ordinary course of business) or for the furnishing or receipt of services which calls for performance over a period of more than sixty (60) days and involves more than the sum of $5000; (iv) for the purchase or sale of inventory by IRR to Customers identified in Schedule 4.17A in amounts in excess of $10,000; (v) for the purchase or sale of, or for the purpose of regulating, controlling or otherwise affecting the voting of, shares of Stock of the Companies; or (vi) for any purpose (whether or not made in the ordinary course of the Companies' or Advertising's business or otherwise) not required to be listed or described in Schedule 4.16A which is material to the business of the Companies taken as a whole.

                 (b) The Companies and Advertising have, and on the Closing Date will have, performed in all material respects the obligations required to be performed by them pursuant to all material contracts and commitments (whether or not listed in Schedule 4.16A) and the Companies and Advertising are not, and on the Closing Date will not be, in default in any material respect of any such contracts or commitments to which they are a party or by which they or any of their respective properties or assets is bound, and there does not, and on the Closing Date will not, exist any state of facts which might give rise to a material default under such contracts or commitments, nor have Sellers or the Companies waived any right under any contracts or commitments. All such contracts and commitments will remain in force from and after the Closing Date without obtaining the consent or approval of any person or party except as otherwise stated in Schedule 4.16A. No contract to which either of the Companies or Advertising is a party has been entered into with the knowledge of Shareholders that it requires any of the Companies or Advertising to provide any product or service at a loss. Between the date hereof and the Closing Date, the Companies and Advertising will not enter into any contract or commitment, except in the usual and ordinary course of business and consistent with their respective business practices heretofore followed. The Companies and Advertising are not (and will not between the date hereof and the Closing Date be) re-negotiating or making any payments in lieu of performing any such contracts or commitments. The Companies and Advertising are not subject to any purchase commitments in excess of their normal business requirements or requiring the payment of prices in excess of market prices in effect at the times such commitments were made.

                 (c) Except as set forth in Schedule 4.16A, all Contracts listed or described in Schedule 4.16A, to the extent such contracts are assignable, will remain the property of IRR, Retainers or Advertising, as the case may be, on the Closing Date, without the consent, approval or act of any person or party. Without the consent of Purchaser, the Companies and Advertising will not make any changes or modifications in any Contract listed or described in Schedule 4.16A nor incur any further obligations or commitments, nor make any further purchases of equipment, supplies, materials, or inventory, except in each case in the ordinary course of business.

         4.17 Customers and Distributors. (a) Schedule 4.17A hereto contains a list of (x) the twenty largest customers of IRR in terms of sales during the 1993 fiscal year and the amount of sales made to each such customer and (y) the twenty largest distributors in terms of sales during the 1993 fiscal year and the amount of sales made to each such distributor. Such list also indicates any of such customers and distributors who, since the end of the 1993 fiscal year, by reason of the transactions contemplated hereby or for any other reason: (i) has terminated or decreased substantially, or indicated an intention or plan to terminate or decrease substantially, its business with IRR; or (ii) Shareholders have reason to believe may terminate or decrease substantially its business with IRR. IRR is and will be as of the Closing Date, in substantial compliance with all of the orders of its customers and distributors with respect to work in process and neither has received any notice of, and Shareholders know of no reasonable basis for, any material complaint by any customer or distributor identified in Schedule 4.17A with respect to any such work or items sold since the close of the 1993 fiscal year, exclusive of product returns consistent with historical experience and received in the ordinary course of business.

                 (b) Schedule 4.17B contains a list of each open order for the sale of goods from a customer or distributor listed on Schedule 4.17A, and each open quotation for the same, amounting to more than $10,000. All such orders and quotations (and all orders and quotations accepted or made prior to the Closing Date) have been or will be priced in accordance with the respective normal pricing policies of the Companies except as set forth in 4.17B.

         4.18 Further Representations and Warranties as to Advertising. Vincent A. Stabile and Madeline C. Stabile represent and warrant as to (a) and
(b) below, and Vincent A. Stabile represents as to (c) below, that:

                 (a) Advertising is a general partnership organized under the laws of the State of New Jersey and Vincent A. Stabile and Madeline C. Stabile are all, and the only, partners in Advertising and each partner is a general partner in Advertising.

                 (b) Upon execution of this Agreement by Vincent A. Stabile and Madeline C. Stabile in their respective capacities as general partners of Advertising, all action required to authorize and empower the sale of the Acquired Assets to Purchaser shall have been taken.

                 (c) Advertising is the owner of, and has good and marketable title to, all of the assets set out in Schedule 1.2B. The contracts identified in Schedule 1.2B are in full force and effect, are not in default and, to Shareholders' knowledge, there exists no act or failure to act which with lapse of time would give rise to a default under any of such contracts. None of the assets set out in Schedule 1.2B is subject to any judicial order, ordinance or other governmental restriction which would materially adversely affect the use of such assets in the business of Advertising. The value of assets set out in
Schedule 1.2B has not been written up above original cost less depreciated or amortized cost.

         4.19    Subsidiaries and Investments.  Except as set forth on Schedule
4.19 hereto, the Companies and Advertising do not have and have never had any subsidiaries and the Companies and Advertising have not made any advances to or investments in, and do not own any securities of or any interests in, any person, firm or corporation.

         4.20    Environmental Matters

         4.20.1  Definitions

         For the purposes of this Agreement, the terms listed below shall have the following meanings:

         (a) "Compliance with ISRA" shall mean with respect to the Premises the receipt of a letter or letters from the NJDEP approving IRR's Negative Declaration (as such term is defined under ISRA), a No Further Action Letter (as such term is defined under ISRA), or other written determination by the NJDEP that the Shareholders and IRR have satisfied their obligations under ISRA or the RA (as herein defined).

         (b) "Enforcement Notice" shall mean a summons, citation, directive, order, claim, litigation, investigation, judgment, letter or other communication, written or oral, actual or threatened, from the New Jersey Department of Environmental Protection ("NJDEP"), the United States Environmental Protection Agency ("USEPA"), any other federal, state or local agency or authority, any other entity or any individual, concerning compliance or failure to comply with Environmental Laws (as that term is defined herein).

         (c) "Environment" shall mean ambient air, surface water, groundwater, surface soil, subsurface soils, sediment and land.

         (d) "Environmental Conditions" shall mean any environmental contamination or pollution or threatened contamination or pollution of, or the Release or threatened Releases of Hazardous Substances into, the Environment.

         (e) "Environmental Laws" shall mean all federal, regional, state, county or local laws, statutes, ordinances, decisional law, rules, regulations, codes, orders, decrees, directives and judgments relating to public health or safety, pollution, damage to or protection of the Environment, Environmental Conditions, Releases or threatened Releases of Hazardous Substances into the

Environment or the use, manufacture, processing, distribution, treatment, storage, generation, disposal, transport or handling of Hazardous Substances, whether exiting in the past or present or hereafter enacted, rendered, adopted or promulgated. Environmental Laws shall include, but are not limited to, the following laws, and the regulations promulgated thereunder, as the same may be amended from time to time; the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. 9601 et. seq.) ("CERCLA"); the Resource Conservation and Recovery Act (42 U.S.C. 6901 et. seq.); ("RCRA");
the Clean Air Act (42 U.S.C. 7401 et. seq.); the Clean Water Act (33 U. S. C. 1251 et seq.); the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K-6 et seq.) ("ISRA"); the New Jersey Spill Compensation and Control Act (N.J.S.A. 58:10-23.11 et seq.) (the "Spill Act"); the New Jersey Water Pollution Control Act (N.J.S.A. 58:10A-1 et seq.); the New Jersey Sanitary Landfill Facility Closure and Contingency Fund Act (N.J.S.A. 13:1E-100 et seq.); the New Jersey Underground Storage of Hazardous Substances Act (N.J.S.A. 58:10A-21 et seq.); the New Jersey Toxic Catastrophe Prevention Act (N.J.S.A. 13:1K-19 et seq.); and the New Jersey Environmental Rights Act ("ERA"), N.J.S.A. 2A:35A-1 et seq.).

         (f) "Environmental Losses" shall mean any civil liabilities, damages, losses, judgments, settlements, fines, penalties, costs, or expenses, of any kind or nature whatsoever, including without limitation, fees, costs and expenses for sampling, monitoring or remediating Environmental Conditions, governmental filing fees or oversight costs, reasonable attorneys', consultants' and engineering fees and disbursements, costs of defense, and any interest which may be imposed thereon, that (i) are imposed or incurred at any time pursuant to Environmental Laws; and (ii) arise under, result from or relate in any way to the business of the Companies or the ownership, operation, management, use or control of the Premises or other assets or properties of the Companies, prior to or after the Closing. The term "Environmental Losses" shall not include criminal liabilities. Without limiting in any way the generality of the foregoing, Environmental Losses shall include civil liabilities arising from: (i) the obligation of the Companies or the Shareholders to comply with ISRA in connection with the transactions contemplated by this Agreement or any other transaction or event, whether occurring in the past, present or future, to which ISRA is applicable; (ii) any violation of any Environmental Laws by the Companies; (iii) any violation of any Environmental Laws in any way related to the ownership, operation, management, control or use of the Premises; (iv) Environmental Conditions on, at, under or emanating from the Premises; (v) Environmental Conditions on, at, under or emanating from any other location other than the Premises related in any way to the treatment, storage, disposal or Release of a Hazardous Substance used, generated or handled in any way by the Companies or for which the Companies, or any of them, are in any way legally responsible; and (vi) claims of third parties alleging personal injuries, property damages or damages to natural resources resulting from exposure to or Releases of Hazardous Substances for which the Companies, or any of them, are in any way legally responsible, including, without limitation, exposure to or Releases of Hazardous Substances on, at, under or emanating from the Premises.

         (g) "Hazardous Substances" shall mean any pollutants, toxic substances, hazardous waste or hazardous substances defined in or regulated under any Environmental Law.

         (h) "ISRA" shall mean the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., and the regulations promulgated thereunder.

         (i) "Knowledge" and "Know" shall mean for the purposes of paragraph 4.20, the conscious awareness of facts, circumstances or information by Vincent
A. Stabile at the time of the execution of this Agreement. The foregoing notwithstanding, these terms shall not include any facts, circumstances or information that could have been known or should have been known by Vincent A. Stabile.

         (j) "NJDEP" shall mean the New Jersey Department of Environmental Protection, its divisions' bureaus, subdivisions, and it Commissioner, Assistant Commissioners and all other officers nd employees.

         (k) "Release" shall mean any intentional or unintentional release, discharge, spill, leaking, pumping, pouring, emitting, emptying, migrating, leaching, injection, disposal or dumping.

         4.20.2  Representations and Warranties.

         (a) The Shareholders acknowledge that they have received and reviewed with consultants and counsel of their choice the Phase I

Environmental Assessment and the Preliminary Data Tables and Figures prepared by Conestoga-Rovers dated August 1994 (the "CRA Reports").

         (b)  The Shareholders represent to their knowledge that:

                 (i) No lien has attached to the Premises as a result of the New Jersey Spill Compensation Fund expending monies from the Fund to pay for damages, as such term is described in N.J.S.A. 58:10-23.11g, and/or Cleanup and Removal Costs, as such term is defined in N.J.S.A. 58:10-23.11b(d), arising from any intentional or unintentional action or omission of the Companies or any previous owner, user and/or operator of the Premises.

                 (ii) Except as set forth in Schedule 4.20(b) or referred to in the CRA Reports, there are no Enforcement Notices issued against the Companies.

                 (iii) Neither the Companies nor the Shareholders know of any person who has suffered any physical or other impairment or disability as a result of his exposure to any Hazardous Substances currently or previously existing on, at, under or emanating from the Premises.

                 (iv) Except as set forth in Schedule 4.20(d) or referred to in the CRA Reports, the Companies are in compliance with all Environmental Laws.

                 (v) Except as set forth in Schedule 4.20(e) or referred to in the CRA Reports, the Shareholders have no knowledge of a Release of a Hazardous Substance on, at, under or emanating from the Premises.

                 (vi) Except as set forth in Schedule 4.20(f) or referred to in the CRA Reports, there is not constructed, placed, deposited, stored, installed, disposed of or located on the Premises any (i) asbestos or asbestos containing materials; or (ii) polychlorinated byphenyls ("PCBs") or transformers, capacitors, ballasts or other equipment which contain dielectric fluid containing PCBs.

                 (vii) Except as set forth in Schedule 4.20(g) or referred to in the CRA Reports, the Companies are in possession of all permits, licenses and other authorizations of governmental authorities that are required under Environmental Laws (x) for the business of the Companies, and (y) the ownership and operation of the Premises.

         For the purposes of this paragraph 4.20, the phrase "referred to in the CRA Reports," shall include without limitation all matters, events or circumstances referred to in any such reports and all noncompliance with Environmental Laws, Releases or threatened Releases of Hazardous Substances and requirements for any licenses, permits or other authorizations required under Environmental Laws resulting from or in connection with any matters, facts or circumstances referred to in the CRA Reports.

         Anything in this Agreement to the contrary notwithstanding, the representations and warranties set forth in paragraph 4.20.2 are the only representations and warranties given by the Shareholders with respect to environmental matters of any kind or nature whatsoever including, without limitation, compliance with Environmental Laws, Environmental Conditions on, at, under or emanating from the Premises or any other property, permits, licenses or other authorizations required under Environmental Laws, Releases or threatened Releases of Hazardous Substances or any other matters relating to environmental conditions or liabilities arising under Environmental Laws.

         4.21 Bank Accounts. Schedule 4.21 contains a list of all bank accounts of the Companies and all persons who are authorized signatories therefor.

         4.22 No Adverse Consequences. (a) All assets belonging to others and used by the Companies shall, after the consummation of the transactions contemplated herein, be available for such use by the Companies.

                 (b) Except as set out on Schedule 4.22(b) no contract to which IRR is a party is terminable by the other party thereto in the event Vincent A. Stabile is no longer associated with IRR.

         4.23 No Material Omissions. To the best of Shareholders' knowledge, none of the information or documents furnished or to be furnished by Sellers or their authorized representatives to Purchaser, or any of its representatives, is false or misleading or misstates a material fact required to be stated therein in order to make any of the statements therein not misleading, and such information or such documents are true and correct as of the date hereof. Notwithstanding anything else to the contrary, Sellers, as of the date hereof, have delivered or made available to Purchaser any and all material information, documents, items, correspondence, agreements etc. regarding the Companies and Advertising.

5. Individual Representations and Warranties of Shareholders. Each of Vincent A. Stabile, Antoinette D. Stabile and Madeline C. Stabile for themselves and not for each other hereby warrant and represent to and agree with Purchaser that:

         5.1 Title to Capital Stock. The Stock is owned of record and beneficially by the persons set forth in Schedule 1.1 free and clear of all liens, charges and encumbrances whatsoever, and upon the delivery of and payment for such shares of stock at the Closing as provided for in this Agreement, the Purchaser will acquire good and valid title to all of the Stock of the Companies, free and clear of any liens, charges and encumbrances other than any lien, charge or encumbrance created by the Purchaser.

         5.2 Capacity of Shareholders. Each Shareholder has the full right, power, legal capacity and authority to enter into this Agreement and to sell and to deliver to Purchaser the shares of Stock to be sold and delivered by such Shareholder hereunder. No Shareholder, in his or her capacity as "trustee" under respective trusts established by each of them as of July 1, 1985, (respectively as to each trust, the "Trust") has been subject to a determination that the powers of the grantor as trustee Under the Trust should be suspended, and the trustee has been the trustee under the Trust at all times since the establishment of the Trust. Each Shareholder as to his or her respective Trust represents and warrants that there have been no amendments to the trust instrument except as to Vincent A. Stabile an amendment denominated "First Amendment to Vincent A. Stabile Trust dated July 1, 1985", and dated July 30, 1991; as to Antoinette D. Stabile an amendment denominated "First Amendment to Antoinette D. Stabile Trust dated July 1, 1985", and dated August 26, 1991; and as to Madeline C. Stabile an amendment denominated "First Amendment to Madeline C. Stabile Trust dated July 1, 1985", and dated August 13, 1991. The sale and delivery of the shares of Stock is and will be effected in accordance with all applicable Federal and state statutes and regulations.

         5.3 No Violations. The execution, delivery and performance by each Shareholder of this Agreement does not contravene any law, governmental rule, regulation or order applicable to such Shareholder, and does not and will not contravene any provision of, or constitute a default under any indenture, mortgage, contract, trust instrument or other instrument or order, writ, injunction or decree to which such Shareholder is a party or by which he or she or any of his or her assets are bound; and will not result in the imposition of a lien upon his or her assets pursuant to the terms of any agreement or instrument to which such Shareholder is a party or by which he or she is bound.

6. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Shareholders that:

         6.1 Due Incorporation. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power to acquire the Stock and Acquired Assets and to conduct its business.

         6.2 Corporate Authorization. This Agreement, the execution and delivery hereof by Purchaser, payment of the purchase price to Sellers and the performance by Purchaser of its obligations and undertakings hereunder have been duly and validly authorized by all necessary corporate action. All consents and approvals have been obtained or filed with any governmental body or agency or third party required for the consummation of any of the transactions contemplated hereby by Purchaser. This Agreement has been duly executed and delivered by Purchaser.

         6.3 No Breach. The making of this Agreement and the consummation of all transactions herein provided for will not conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser's certificate of incorporation, by-laws, or other governing documents, or any contracts or agreements to which Purchaser is a party and by which it is bound.

         6.4 Completeness of Statements. None of the information or documents furnished or to be furnished by Purchaser or any of its representatives to Sellers is false or misleading or misstates a material fact required to be stated therein in order to make the statements therein not misleading.

7. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         7.1 Access to Records; Investigation by Purchaser. Sellers shall afford the officers and authorized representatives of the Purchaser such access to the offices, properties, business and records of the Companies and Advertising as Purchaser shall deem necessary or desirable in its sole discretion, and shall furnish to Purchaser or such authorized representatives such additional financial and operating data and any and all additional information, documents, items, correspondence, agreements etc. as shall be reasonably requested by Purchaser, including all such information and data as shall be necessary in order to enable Purchaser or its representatives to investigate the business and properties of the Companies and Advertising but no such investigation shall affect Purchaser's reliance on the accuracy of the representations and warranties of Sellers hereunder.

         7.2 No Inaccuracies. Sellers shall refrain from taking any action which would render any representation and/or warranty contained in this Agreement inaccurate as of the Closing Date. Sellers will promptly notify Purchaser of losses, claims, proceedings or investigations against any of the Companies, their officers and directors, or Advertising, which would have been listed in Schedule 4.9 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

         7.3 Best Efforts; Special Dividend. (a) Shareholders shall cause the Companies and Advertising to conduct their respective business, operations and affairs in the same manner and with the same business policies as was the case prior to the date hereof, including the maintaining of normal inventories so as to supply the requirements of the customers and distributors of the Companies, and during such period Shareholders will not cause the Companies or Advertising to dispose of any of their respective assets or properties or incur any obligation other than in arms-length transactions in the usual and ordinary course of business practices heretofore followed by the Companies and Advertising, or take any action which may adversely affect the goodwill or the normal conduct of the business of the Companies and Advertising; or take, or cause the Companies to take, any action which would constitute a fraudulent conveyance under any state or federal law or which would render either or both the Companies insolvent under any state or federal standard of insolvency.

                 (b) Shareholders shall be entitled to cause each of IRR and Retainers to declare and pay a special dividend in an aggregate amount equal to the excess of cash and cash equivalents held by each as of the close of business on August 31, 1994 over trade accounts due and payable and accrued compensation as of the close of business on August 31, 1994.

         7.4 Preservation of Good Will. Sellers will use all reasonable efforts to maintain the business organization for the Companies and Advertising intact and to preserve the good will of the respective suppliers, contractors, employees, customers and others having business relations with the Companies and Advertising.

         7.5 Consent to Assignment. With respect to all contracts, agreements, understandings or commitments of the Companies and Advertising which require consent of another party in order to remain in force after the Closing, Sellers shall use reasonable efforts to obtain all such consents and deliver the same to Purchaser.

         7.6 Liens, Etc. Sellers will not subject to any material lien, encumbrance, charge, security interest or mortgage any of the assets of the Companies or Advertising.

         7.7 Amendments or Termination of Contracts. Sellers will not amend or terminate any contract, commitment, understanding, lease, license or instrument without obtaining the prior written consent of Purchaser.

         7.8 Maintenance of Equipment. Sellers will maintain the equipment of the Companies and Advertising in good working order.

         7.9     Covenants for Compliance with Laws.

                 Sellers shall comply with all laws applicable to the transactions contemplated in this Agreement including, without limitation, local certificate of occupancy laws. Sellers shall promptly provide to Purchaser all correspondence, reports, notices, orders, findings and other materials pertinent to Sellers' compliance with such laws.

         7.9A    Compliance With ISRA.

                 7.9A.1   Closing

                          (a)  Prior to the Closing, the Shareholders shall
cause IRR to obtain from the NJDEP and to execute a Remediation Agreement ("RA") permitting the consummation of the transactions contemplated by this Agreement. Purchaser shall have an opportunity to review the RA prior to execution. The form of the RA shall be reasonably acceptable to Purchase. Shareholders shall cause IRR to prepare and submit all documents required by the NJDEP to obtain the RA. IRR shall be the Ordered Party on the RA. Purchaser shall execute any documents reasonably requested by the Shareholders to secure any such Remediation Agreement.

                          (b)  Following the Closing, the Purchaser shall cause
IRR to establish, and shall thereafter cause IRR to maintain in full force and effect until released by the NJDEP, in each case at Purchaser's or IRR's sole expense, a remediation funding source (as such term is defined under ISRA) satisfactory in form, content and amount to the NJDEP.

                 7.9A.2   Duty to Achieve Compliance with ISRA.  Following the
Closing, the Purchaser shall cause IRR to take all actions required under the RA or ISRA to achieve Compliance with ISRA. Notwithstanding the foregoing sentence, IRR may seek a deferral from the NJDEP with respect to the implementation of any Remedial Action Workplan required to achieve Compliance with ISRA, provided, however, that such deferral shall not in any way relieve Purchaser's or IRR's obligations pursuant to this Section or Section 11 of this Agreement. Shareholders shall have no duty or obligation to take any action or to incur any expense whatsoever to achieve Compliance with ISRA.

         7.10 Termination of Benefit Plan. Prior to Closing, Shareholders may, in their discretion, effect the termination of any Benefit Plan maintained by IRR, provided that in the event any Benefit Plan is terminated, Shareholders shall be liable to IRR or to any successor thereto, for an amount equal to the expenses incurred by IRR in connection with the termination (including, without limitation, legal, accounting and actuarial expenses relating to submissions to any governmental authorities and contributions, if any, necessary to make the Benefit Plan able to terminate under ERISA paragraph 4041(b) as a "Standard Termination", in accordance with the applicable rules of the Pension Benefit Guaranty Corporation in effect on such date), and shall indemnify IRR, any successor thereto, and Purchaser for any liability or penalty incurred upon or as a result of the termination of such Benefit Plan, or in connection with the operation of such plan prior to Closing. The amount of any assets of such Benefit Plan remaining after complete satisfaction of all of its liabilities to participants (as described above), reduced by the amount of the expenses described above, shall be paid to Shareholders. In any event, Shareholders shall cause any Benefit Plan of IRR to be fully funded in accordance with applicable law prior to assignment of plan responsibility under Paragraph 7.11.

         7.11 Assignment of Plan Responsibilities. Effective as of Closing, each of Vincent A. Stabile, Antoinette D. Stabile and Madeline C. Stabile shall transfer to Purchaser all of their rights, duties and responsibilities under the Benefit Plans as the sponsor, employer, plan administrator and trustees. Each of Vincent A. Stabile, Antoinette D. Stabile and Madeline C. Stabile agree to provide Purchaser with appropriate documents in form and substance satisfactory to Purchaser to effect such assignment. Purchaser agrees to assume all such rights, duties and responsibilities from and after Closing, except that:

                          (a) Each of Vincent A. Stabile, Antoinette D.

Stabile and Madeline C. Stabile shall continue to be liable for any act taken or omitted by them or IRR or any failure to act on or prior to Closing as either the employer, plan sponsor, plan administrator, or trustees;

                          (b) Vincent A. Stabile shall continue to be
responsible for the preparation and filing with the appropriate governmental agencies any annual report forms and returns required with respect to any plan year which ends prior to Closing, and shall be responsible for any audit of the financial statements of any Benefit Plan with respect to any plan year which ends prior to Closing;

                          (c) In the event that any of Vincent A. Stabile,
Antoinette D. Stabile, Madeline C. Stabile or IRR, or any employee or agent thereof, have engaged in or are responsible for a violation of ERISA or of the Internal Revenue Code of 1986, as amended, and such violation continues after Closing, Vincent A. Stabile, Antoinette D. Stabile and Madeline C. Stabile shall be jointly and severally liable for any losses of Purchaser resulting from such continuing violation. No claim for any such losses shall be made by Purchaser, nor shall Purchaser cause or suffer IRR to make any such claim, where the statute of limitations for asserting such violation has run under
Section 413 of ERISA (with respect to ERISA claims) or under the applicable section of the Code, and no claim of violation has been asserted.

8. Risk of Loss. Until the Closing Date, the risk of loss or damage to any of the assets of IRR, Retainers and Advertising by fire or other casualty shall be upon Sellers. In the event the loss or damage to any of the assets of any of IRR, Retainers and/or Advertising by fire or other casualty is sufficiently extensive to impair substantially the continued conduct of the business of any of IRR, Retainers or Advertising, Purchaser in its sole discretion may terminate this Agreement. In the event that Purchaser decides not to terminate this Agreement pursuant to this Paragraph, any insurance claim for such risk of loss or damage shall accrue to the Sellers and the Purchase Price shall be reduced by the amount of the loss or damage as determined by the parties hereto.


9. Confidentiality. Sellers and Purchasers agree to comply with their respective obligations under that certain confidentiality agreement among Sellers, the Companies and Purchaser dated July 15, 1994.

10.      Broker.

                 Purchaser, on the one hand, and Sellers, on the other hand, represent to each other that no broker or finder has been connected with the transactions contemplated by this Agreement. In the event of a claim by any broker or finder based upon representing or being retained by Sellers, on the one hand, or Purchaser, on the other hand, Sellers, or Purchaser, as the case may be, agree to indemnify and save harmless the other in respect of such claim. This obligation to indemnify shall survive the Closing.

11.      Indemnification.

         11.1 General Indemnification. (a) Sellers jointly and severally shall defend, indemnify and hold harmless Purchaser, the Companies, and each of their respective officers, directors, employees and agents (collectively the "Purchaser Indemnitees") from any and all liabilities, losses, costs or damages suffered by any or all of the Purchaser Indemnitees ("Loss"), and any and all reasonable attorneys' and accountants' fees and expenses and other out-of-pocket expenses incurred in defending or prosecuting any claim resulting in or from a Loss, proximately caused by: (i) any breach of a covenant which was required to be performed by any of Sellers at or prior to the Closing Date (regardless of when such breach was discovered) or which by its terms imposes continuing liability after the Closing Date, including without limitation, the covenants set out in paragraph 7.11 above; or (ii) any misrepresentation or breach of warranty made by any of Sellers in this Agreement or any certificate delivered on behalf of Sellers pursuant hereto. Recovery under this indemnity shall be limited to the Purchase Price and the indemnification provisions of this Agreement shall, in the absence of fraud, constitute Purchaser's sole remedy for any misrepresentation or breach of any of the representations, warranties, covenants and agreements set out herein.  The obligations contained herein shall survive the Closing.

                 (b) Purchaser shall defend, indemnify and hold harmless Sellers, and each of them, (collectively the "Seller Indemnitees") from any and all liabilities, losses, costs or damages suffered by any or all of the Seller Indemnitees ("Loss"), and any and all reasonable attorneys' and accountants' fees and expenses and other out-of-pocket expenses incurred in defending or prosecuting any claim resulting in or from a Loss, proximately caused by: (i) any breach of a covenant which was required to be performed by Purchaser at or prior to the Closing Date (regardless of when such breach was discovered) or which by its terms imposes continuing liability after the Closing Date; or (ii) any misrepresentation or breach of warranty made by Purchaser in this Agreement or any certificate delivered on behalf of Purchaser pursuant hereto. Recovery under this indemnity shall be limited to the Purchase Price and the indemnification provisions of this Agreement shall, in the absence of fraud, constitute Sellers' sole remedy for any misrepresentation or breach of any of the representations, warranties, covenants and agreements set out herein. The obligations contained herein shall survive the Closing.

                 11.2 Environmental Indemnification. (a) Purchaser shall defend and indemnify each of the Shareholders from and hold them harmless against Environmental Losses. The obligations contained herein shall survive the Closing without limitation.

                 (b) Purchaser shall deliver at Closing a release by each of IRR and Retainers from claims for Environmental Losses in form reasonably satisfactory to Shareholders (together with reasonably satisfactory evidence of authority to execute the release on behalf of IRR and the release on behalf of Retainers).

                 11.3     Procedures.

                          (a)  Promptly after receipt by a Purchaser Indemnitee
or Seller Indemnitee (hereinafter referred to as "Indemnitee") of notice of the assertion or the commencement of any litigation, suit, action or claim (each and all of the foregoing items being herein referred to as "Litigation") with respect to any matter for which indemnification is sought under this Article 11, the Indemnitee shall give written notice thereof (the "Notice") to the person from whom indemnification is sought pursuant hereto (the "Indemnitor") and shall thereafter keep the Indemnitor reasonably informed with respect thereto. Failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder, except to the extent the failure to give such notice prejudices the Indemnitor's ability to defend such Litigation. In case any such Litigation is commenced or asserted against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by giving written notice to the Indemnitee of its intention to do so within thirty (30) days after receipt of the Notice, with counsel as selected by Indemnitor, at the Indemnitor's own expense. If the Indemnitor shall assume the defense of such Litigation, the Indemnitor shall not make any admission of liability, agreement or compromise with any person, body or competent authority without the written consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the assumption by the Indemnitor of the defense of any Litigation as provided in this subsection, the Indemnitee shall be permitted to join in the defense of such Litigation and to employ counsel at its own expense. Each party agrees to cooperate in good faith with each other party in providing testimony, documents and other assistance necessary or desirable to the defense of any such Litigation.

                          (b)  If the Indemnitor shall fail to notify the
Indemnitee of its desire to assume the defense of any such Litigation within the prescribed period of time, or shall notify the Indemnitee that it will not assume the defense of any such Litigation, then the Indemnitee may assume the defense of any such Litigation, in which event it may do so in such manner as it may deem appropriate, and the Indemnitor shall be bound by any determinations made in such Litigation or any settlement thereof effected by the indemnitee; provided, however, that the Indemnitee shall not make any admission of liability, agreement or compromise with any person, body or competent authority without the written consent of the Indemnitor, such consent not to be unreasonably withheld, conditioned or delayed. The Indemnitor shall be permitted to join in the defense of such Litigation and to employ counsel at its own expense.

12.      Survival of Representations and Warranties.

                 The representations and warranties made by Sellers, and each of them, or Purchaser shall survive the execution and delivery of this Agreement, the Closing and any investigation made by any party hereto, but only as set out below:

                 (a) the representations and warranties contained in paragraphs 4.2, 4.3, 4.7, 5.1, 5.2 and 6.2 shall survive without limitation;

                 (b)  the representations and warranties contained in paragraph
4.11 shall survive for so long as any tax period covered by such representations and warranties remain open, in whole or in part, and subject to audit and/or adjustment including without limitation by reason of waiver of any statute of limitations;

                 (c)  the representations and warranties contained in paragraph
4.20 shall survive for a period of five (5) years following the Closing Date;

                 (d) all other representations and warranties set out in this Agreement shall survive for a period of two (2) years following the Closing Date; and

                 (e) any claim made by Purchaser or any Seller for indemnification pursuant to paragraph 11.1 hereof for any misrepresentation or breach of any representation or warranty contained herein must be made, if at all, by written notice delivered to the party from whom indemnification is sought prior to the expiration of the relevant survival period of such representation or warranty.

13.      Conditions Precedent To and Requirements At Closing.

                 13.1     Conditions Precedent to Purchaser's Obligation.

                 The obligation of Purchaser to close the transactions contemplated by this Agreement is subject to and conditioned upon the performance prior to or at the Closing Date of each of the following:

                          (a)  All the terms and conditions of this Agreement
to be complied with and performed by Sellers on or before the Closing Date, including the delivery to Purchaser of all documents and instruments referred to in this Agreement, shall have been complied with and performed.

                          (b)  Purchaser shall not have discovered any error,
misstatement or omission in the representations, warranties and agreements made by Sellers which alone is, or in the aggregate are, in the opinion of Purchaser or its counsel, materially adverse to Purchaser;

                          (c)  The delivery to Purchaser of a certificate
signed by each Shareholder, dated the Closing Date, which states that all representations and warranties of such Shareholder contained in this Agreement or in any certificate, schedule or instrument delivered pursuant hereto in connection with the transaction contemplated hereby, are true and correct as of the Closing Date in all material respects, and that the agreements and covenants of such Shareholder contained in this Agreement have been complied with in each and every respect as of the Closing Date;

                          (d)  The delivery to Purchaser of a certificate or
certificates representing all the shares of Stock of both IRR and Retainers;

                          (e)  The delivery to Purchaser of a bill of sale for
the Acquired Assets;

                          (f)  No suit, action or other proceeding to restrain,
prohibit or otherwise affect the consummation of the transactions contemplated by this Agreement, which in the judgment of Purchaser or its counsel, requires the delay of the Closing or the termination of this Agreement, shall have been instituted or threatened;

                          (g)  The validity or legality of all actions,
proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related legal documents shall have been approved by Purchaser's counsel;

                          (h)  Sellers shall have obtained consents to the
assignment to Purchaser of all material contracts, agreements, commitments, understandings or instruments to which the Companies or Advertising is a party or by which they are bound, which require the consent of any other party or person in order to remain in force from and after the Closing, either by the terms of the contract, agreement, commitment, understanding or instrument, or as a matter of law;

                          (i)  Any permit, approval or any action of any
jurisdiction or governmental authority required in the opinion of Purchaser's counsel for the lawful consummation of the transactions contemplated by this Agreement shall have been obtained;

                          (j)  The delivery to Purchaser of the resignations of
the officers and directors of the Companies, all dated as of the Closing Date, as requested by Purchaser;

                          (k)  The delivery to Purchaser of an opinion letter
from McCarter & English, counsel to Sellers, in the form of Exhibit A annexed hereto;

                          (l) The delivery by Vincent A. Stabile of a
Consulting Agreement with IRR in the form of Exhibit B annexed hereto;

                          (m)  No significant employee or supplier of the
Companies or Advertising or customer set out in Schedule 4.17A shall have expressed to the Companies or Advertising an unwillingness to maintain a business relationship with the Companies or Advertising following the Closing;

                          (n)  No material adverse change (whether or not in
the ordinary and usual course of business) shall have occurred in the business or the financial condition of either of the Companies or Advertising and there shall not have been any damage, destruction or loss (whether or not covered by insurance) materially affecting the assets, properties or business of the Companies and Advertising taken as a whole;

                          (o)  A fully executed Remediation Agreement issued by
the NJDEP under ISRA permitting the consummation of the transactions contemplated by this Agreement; and

                          (p)  The delivery for Industrial Advertising of an
executed Assignment and Assumption Agreement in the form of Exhibit C annexed hereto.

                 13.2     Conditions Precedent to Sellers' Obligations

                 The obligations of Sellers to close is subject to and conditioned upon the performance prior to or at the Closing Date of each of the following:

                          (a)  The terms and conditions of this Agreement to be
complied with and performed by Purchaser on or before the Closing Date, including the delivery to Sellers of all documents and instruments referred to in this Agreement, shall have been complied with and performed;

                          (b)  Sellers shall not have discovered any error,
misstatement or omission in any representations, warranties and agreements made by Purchaser which alone is or in the aggregate are, in Sellers' opinion, materially adverse to Sellers;

                          (c)  The delivery to Sellers of a certificate signed
by Purchaser's authorized officer, dated as of the Closing Date, which states that all representations and warranties of Purchaser contained in this Agreement or in any certificate, schedule or instrument delivered pursuant hereto in connection with the transactions contemplated hereby are true and correct as of the Closing Date with the same force and effect as if made on the Closing Date, and that the agreements and covenants of Purchaser contained in this Agreement have been complied with in each and every respect as of the Closing Date;

                          (d)  The delivery to Sellers of a resolution of the
Board of Directors of Purchaser, certified by its Secretary or other authorized officer, authorizing execution by Purchaser of this Agreement and the consummation of the transactions contemplated hereby;

                          (e)  No suit, action or other proceeding to restrain,
prohibit or otherwise affect the consummation of the transactions contemplated by this Agreement, which, in the judgment of Sellers or Sellers' counsel, requires a delay of the Closing or termination of this Agreement, shall have been instituted or threatened;

                          (f)  The validity or legality of all actions,
proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall have been approved by Sellers' counsel; and

                          (g)  Any permit, approval or any action of any
jurisdiction or governmental authority required in the opinion of the Sellers' counsel for the lawful consummation of the transactions contemplated by this Agreement shall have been obtained.

14.  Restrictive Covenant.

                 14.1 Restraints. Each of the Shareholders hereby covenants and agrees that from and after the Closing, he or she, as the case may be, shall not:

                          (a)  For a period of five (5) years, directly or
indirectly, solicit business from or perform any services for any person, company or individual which, on the date hereof or the Closing Date, is a customer of the Companies, if such business or services are of the same general character as those engaged in or performed by either of the Companies on the date hereof or at the Closing Date;

                          (b)  For a period of five (5) years, directly or
indirectly, including, without limitation, as partner, lender, joint venturer, shareholder, consultant, or otherwise, manage, operate, engage or participate in, loan money for, act as guarantor of loans of, perform services for or otherwise carry on or assist a business similar to that of the Companies on the date hereof or on the Closing Date in any state or foreign country in which the Companies sold goods or provided services within one (1) year prior to the Closing Date hereof;

                          (c)  For a period of five (5) years, solicit for any
competitor of the Companies, any customers, suppliers or employees of the Companies. Without limiting any of the foregoing, the hiring of any employee of the Companies or Advertising, directly or indirectly, shall be deemed to be a violation of this covenant;

                          (d)  Without limitation as to time, divulge to
anyone, or use any non-public information in such Shareholder's possession with respect to the services, operations or customer lists of the Companies or Advertising, except as otherwise required by law; and

                          (e)  Without limitation as to time, divulge, use,
disclose or furnish to anyone (except Purchaser) trade secrets, processes of manufacture, product specifications, or any other non-public information of any nature regarding the methods of conducting or operating the business of the Companies or Advertising, except as otherwise provided by law.

                          (f)  In the event any Shareholder receives any
judicial or administrative order, subpoena, or other demand requiring the disclosure of any trade secret, process of manufacture, product specifications or other non-public information covered by subparagraphs (d) and (e) above, such Shareholder shall promptly notify the Purchaser of such demand prior to disclosure of such non-public information in order to allow Purchaser the opportunity to seek to quash such a demand or obtain a protective order or other appropriate remedy.

                 14.2 Reasonableness of Restraints. Each Shareholder hereby acknowledges that:

                          (a)  The imposition of restrictions, restraints and
limitations set out in Paragraph 14.1 hereof are necessary for the reasonable and adequate protection of the Stock and Acquired Assets purchased by Purchaser hereunder, and the business of the Companies and Advertising;

                          (b)  Each and every restriction, restraint and
limitation set out in Paragraph 14.1 hereof is reasonable in respect to geographic area, subject matter and length of time; and

                          (c)  Monetary damages alone will not adequately
compensate Purchaser in the event of a breach by any of the Shareholders of the restrictions, restraints and limitations contained in Paragraph 14.1 hereof, and each Shareholder for himself or herself agrees that in addition to all remedies available to Purchaser, at law or in equity, Purchaser shall be entitled to interim restraints and permanent injunctive relief for the enforcement thereof.

15.      Termination.

                 15.1 Manner of Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned on or before the Closing Date:

                          (a)  As provided in Article 8 in the event of a loss
as contemplated therein;

                          (b)  By mutual agreement of Sellers and Purchaser; or

                          (c)  By Purchaser, if any of the conditions of
Paragraph 13.1 of this Agreement have not been met by September 30, 1994 and have not been waived in writing by Purchaser.

                 15.2 Election to Terminate. Any election to terminate this Agreement under Paragraph 15.1(b), any assent to amendments to this Agreement and any election to waive any provision of this Agreement shall be exercised in writing signed by the Sellers and a duly authorized officer of Purchaser.

                 15.3 No Liability. In the event of the termination and abandonment of this Agreement pursuant to the provisions of this Article 15, this Agreement shall become null and void and have no effect, without any liability on the part of any party or the directors, officers, stockholders or employees of any party in respect of this Agreement, other than the liability on the part of each party for its own expenses incurred in connection with the transactions contemplated by this Agreement, provided, however, that notwithstanding the foregoing, nothing herein shall limit the liability of Purchaser or Sellers for the breach of any representation or warranty of Purchaser or Sellers, as the case may be.

16.      Assignment

                 16.1  Option to Assign.  Prior to the Closing Date,

Purchaser may, without the consent of Sellers, assign all of its rights, title and interest in and to this Agreement and its obligations hereunder to a majority-owned subsidiary of Purchaser or to an entity formed by Purchaser in which Purchaser owns a majority of the stock, in the event that such entity is a corporation, or owns a majority partnership interest, in the event that such entity is a partnership. Any such subsidiary established by the Purchaser shall perform all of the terms, covenants and conditions to be performed by the Purchaser hereunder, including, without limitation, the payment of the Purchase Price pursuant to Article 2 hereof.

                 16.2 No Release. Upon the Purchaser's making an assignment to a subsidiary pursuant to Paragraph 16.1 hereof, for all purposes of this Agreement, Purchaser's assignee shall be considered the "Purchaser" hereunder entitled to all rights and benefits inuring to Purchaser hereunder; however, Purchaser named hereinabove shall not be released or discharged from any of the obligations of "Purchaser" under this Agreement and any transactions accompanying or related to this Agreement.

17. Post-Closing Commitments. In addition to any other requirement to be observed by any party hereto after the Closing:

                 (a) Shareholders shall be responsible for the preparation and timely filing of the short period returns for IRR as an S corporation and any payments due from any taxpayer in respect thereof; and

                 (b) Purchaser shall give Shareholders and their agents or representatives full access to IRR's books and records for the purpose of allowing Shareholders to fulfill their commitment pursuant to subparagraph (a) of this Paragraph 17.

                 (c) Sellers shall refrain from all use of the trade name "Industrial Advertising" after the closing and shall not contest any use of said trade name by Purchaser, IRR and/or Retainers.

18.      Miscellaneous.

         18.1 Entire Understanding. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and may not be amended or modified except by a writing executed by all of the parties hereto.

         18.2 Fees and Expenses. Each party shall bear his, her or its own fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

         18.3 Publicity. Except as may be required by law or, as to Purchaser, by reason of its status as a listed company on the New York Stock Exchange, no press release, public announcement or other communication relating to the transactions contemplated herein shall be made by Purchaser without the prior approval of Vincent A.

Stabile or by Sellers, or any of them, without the prior approval of Purchaser. All such approvals shall not be unreasonably withheld.

         18.4 Entire Agreement. Except as specifically provided in paragraph 9, this Agreement supersedes all prior and contemporaneous negotiations, understandings and agreements, written or oral, between the parties hereto with respect to the subject matter hereof, all of which prior agreements and understandings are hereby rendered null and void.

         18.5 Schedules. Disclosure of any information in any Schedule hereto shall be deemed disclosure of such information for all Schedules hereto.

         18.6 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective heirs, successors, executors, administrators and assigns.

         18.7 Waiver. No waiver of any provision hereof shall be effective unless set out by a written instrument signed by all of the parties hereto.

         18.8 Execution of Agreement. This Agreement may be signed in counterparts, all of which shall be considered an original and together they shall constitute one agreement.

         18.9 Paragraph Headings. Paragraph headings contained in this Agreement are for convenience of reference only and shall not be deemed part of this Agreement.

         18.10 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey applicable to agreements made and to be performed wholly within such State. If any legal action should be filed by any of the parties against any other party, the venue and forum of such action shall be the New Jersey Superior Court, Union County and all parties hereto consent and submit to the jurisdiction of such court.

         18.11 Notices. Any and all notices or other communications or deliveries required or permitted to be given pursuant to any of the provisions of this Agreement shall be deemed to have been duly given for all purposes if sent by certified or registered mail, return receipt requested and postage prepaid, hand delivered, sent by overnight delivery service or sent by facsimile as follows:

         If to Seller:            Vincent A. Stabile
                                  c/o Industrial Retaining Ring Company
                                  57 Cordier Street
                                  Irvington, New Jersey 07111


         With a copy to:          Todd M. Poland, Esq.
                                  McCarter & English
                                  Four Gateway Center

                                  100 Mulberry Street
                                  Newark, New Jersey 07102-0652

         If to Purchaser:         Valentina Doss, Esq.
                                  Vice President and General Counsel
                                  TransTechnology Corporation
                                  700 Liberty Avenue
                                  Union, New Jersey 07083

         With a copy to:          Gerald C. Harvey, Esq.
                                  Pfaltz & Woller, P.A.
                                  382 Springfield Ave.
                                  Summit, New Jersey 07901

         or at such other address as any party may specify by notice given to the other party in accordance with this paragraph. The date of giving of any such notice shall be the (a) date of hand delivery, (b) the date following the posting of the mail or the date when sent by overnight delivery service or (c) the date when sent by facsimile.

19.      Definitions of Certain Terms.   The following terms shall have the
following meanings:

         "Acquired Assets":  the assets of Advertising set out in Schedule 1.2B.

         "Advertising": Industrial Advertising, a New Jersey general partnership.

         "Applicable Laws": means all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations, ordinances or orders of any Federal, state or local governing authority, (ii) governmental approvals and (iii) orders, decisions, judgments, awards and decrees of all courts, administrative boards or other Federal, state or local governmental authorities.

         "Benefit Plan(s)":  as defined in Paragraph 4.15(c) hereof.

         "Closing":  as defined in Paragraph 3.1 hereof.

         "Closing Date":  as defined in Paragraph 3.1 hereof.

         "Code": the Internal Revenue Code of 1986, as amended.

         "Companies":  IRR and Retainers collectively.

         "Contract(s)":  as defined in Paragraph 4.16(a) hereof.

         "Enforcement Notice": as defined in Paragraph 4.20.1(b) hereof.

         "Environmental Laws" and "Environmental Law": as defined in Paragraph 4.20.1(e) hereof.

         "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

         "Financial Statements":  as defined in Paragraph 4.6(a) hereof.

         "Hazardous Substances":  as defined in Paragraph 4.20.1(g) hereof.

         "Indemnitees": as defined in Article 11 hereof.

         "IRR":  Industrial Retaining Ring Company, a New Jersey corporation.

         "IRR Year-end Financials":  as defined in Paragraph 4.6(a) hereof.

         "IRR Stub Period Financials":  as defined in Paragraph 4.6(a) hereof.

         "ISRA": as defined in Paragraph 4.20.1(h) hereof.

         "Loss":  as defined in Article 11 hereof.

         "NJDEP": as defined in Paragraph 4.20.1(j) hereof.

         "Obligations": as defined in Paragraph 1.2(c) hereof.

         "PCBs":  as defined in Paragraph 4.20 hereof.

         "Person": any natural person, firm, partnership, association, corporation, trust or Federal, state or local governmental authority.

         "Premises": All of the real properties at any time owned or leased by any or all of the Companies or Advertising.

         "Purchase Price": as defined in Paragraph 2.1 hereof.

         "Purchaser": TransTechnology Corporation, a Delaware corporation, or as provided in Article 16 hereof.

         "Release": as defined in Paragraph 4.20.1(k) hereof.

         "Remediation Agreement": as defined in Paragraph 7.9(A).1(a) hereof.

         "Retainers":  Retainers, Inc., a New Jersey corporation.

         "Retainers Year-end Financials": as defined in Paragraph 4.6(a) hereof.

         "Sellers":  as defined in the opening paragraph of this Agreement.

         "Shareholders":  as defined in the opening paragraph of this Agreement.

         "Stock":  as defined in Recital A of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:                                    TRANSTECHNOLOGY CORPORATION


/s/ VALENTINA DOSS                         By:     /s/ PATRICK BOLGER
- - - --------------------------                         -------------------------
                                                   Name: Patrick Bolger
                                                   Title: Executive V.P. & COO


WITNESS:

/s/ GARY DEFAZIO                           /s/ VINCENT A. STABILE    (L.S.)
- - - ---------------------------                -------------------------
                                           Vincent A. Stabile,
                                           Individually and as Trustee
                                           under Trust dated July 1, 1985


/s/ VINCENT A. STABILE                     /s/ ANTOINETTE D. STABILE (L.S.)
- - - ---------------------------                -------------------------
                                           Antoinette D. Stabile,
                                           Individually and as Trustee
                                           under Trust dated July 1, 1985


/s/ VINCENT A. STABILE                     /s/ MADELINE C. STABILE   (L.S.)
- - - ---------------------------                -------------------------
                                           Madeline C. Stabile,
                                           Individually and as Trustee
                                           under Trust dated July 1, 1985




                                           INDUSTRIAL ADVERTISING


                                           /s/ VINCENT A. STABILE
                                  By:      -------------------------------
                                           Vincent A. Stabile,
                                           General Partner


                                           /s/ MADELINE C. STABILE
                                  By:      -------------------------------
                                           Madeline C. Stabile,
                                           General Partner